Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Best Buy Acquires Pacific Sales Kitchen and Bath Centers, Inc.

California Retailer Caters to Upscale Remodelers
Extends Best Buy’s Reach With High-End Home Improvement Products

MINNEAPOLIS, Dec. 22, 2005 – Best Buy Co., Inc. (NYSE: BBY) has agreed to acquire Pacific Sales Kitchen and Bath Centers, Inc., a privately owned retailer of high-end home improvement products that operates 14 showrooms in Southern California.

Best Buy is anticipating a closing date for the transaction in the middle of January 2006. Following the close, Pacific Sales would operate as a wholly owned, indirect subsidiary of Best Buy.

The gross cash purchase price will be $410 million, subject to customary closing adjustments. The purchase price will be partially offset by cash tax benefits from amortizing the purchase premium over 15 years; these cash tax benefits are worth an estimated $105 million on a present-value basis. The gross cash purchase price less the tax benefit represents approximately 7 times Pacific Sales’ 2005 earnings before interest, taxes, depreciation and amortization (EBITDA), or approximately 0.95 times annual revenue. Best Buy said the transaction is not expected to change its fiscal 2006 earnings. Best Buy projects that the transaction will be nominally accretive to the company in the second half of fiscal 2007.

“This acquisition enhances our ability to grow with an attractive customer base and premium brands using a proven and successful showroom format,” said Brian Dunn, president of Retail – North America for Best Buy. “Utilizing the existing store format, we expect to expand the number of stores in order to capitalize on the rapidly growing high-end segment of the U.S. appliance market. Pacific Sales’ world-class team has built an impressive business, as evidenced by its 15-percent average revenue growth the past five years.”

Los Angeles-based Pacific Sales caters to home-remodeling customers. Founded in 1960, the company specializes in the sales of premium kitchen appliances, including Viking, Sub-Zero and Kitchen-Aid products. Other product categories include plumbing fixtures, home entertainment and home furnishings. Additional respected brand names in Pacific Sales’ product offering include Kohler, Hansgrohe, Sony and Pioneer Elite.

Pacific Sales currently employs about 350 people, including a non-commissioned sales force. It expects to generate revenue of approximately $320 million in calendar year 2005. Pacific Sales stores are open from 10 a.m. to 6 p.m., Tuesday through Saturday.

“We have a high regard for Pacific Sales’ employees, their culture, and their valued relationships with customers, vendors, contractors and remodelers,” Dunn said.  “They have a strong service-oriented approach, which is an excellent fit with Best Buy’s culture and customer-centric direction.”

Jerry Turpanjian, the company’s founder, president and CEO, plans to retire from his current role upon the close of the acquisition and will continue to serve as a retained consultant to the business. David Sheek, general manager, and Glenn Merlian, vice president and operations manager, are to remain with the company in their current roles. In addition, Phil Lee, an 11-year Best Buy veteran who is currently senior vice president of Magnolia Audio Video, will head the Pacific Sales management team and focus on its growth strategies.

“This is an exciting new chapter for Pacific Sales,” said Turpanjian. “With Best Buy’s experience and resources, we are highly confident in their ability to replicate our unique operating model, expand our brand and create new opportunities for Pacific Sales employees.”

UBS Investment Bank served as Best Buy’s financial advisor on the transaction. The law firm of Robins, Kaplan, Miller & Ciresi L.L.P. acted as legal advisor to Best Buy in the transaction. Banc of America Securities LLC served as Pacific Sales’ financial advisor on the transaction. The law firm of Jeffer, Mangels, Butler & Marmaro LLP acted as legal advisor to Pacific Sales in the transaction.

For further information, please visit Pacific Sales’ Web site, http://www.pacificsales.com/.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 930 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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